Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

JUNIPER NETWORKS, INC.

Juniper Networks, Inc. a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.    The name of the Corporation is Juniper Networks, Inc.

2.    The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 10, 1997.

3.    Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment to the Restated Certificate of Incorporation further amends the provisions of the Restated Certificate of Incorporation of the Corporation.

4.    The terms and provisions of this Certificate of Amendment to the Restated Certificate of Incorporation have been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware by the Board of Directors and the stockholders of the Corporation.

5.    Paragraph three of Article SEVENTH of the Restated Certificate of Incorporation of the Corporation is hereby deleted in its entirety.

6.    Paragraph six of Article SEVENTH of the Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

       The affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of Voting Stock, voting together as a single class, shall be required for the adoption, amendment or repeal of the following sections of the Corporation’s Bylaws by the stockholders of the Corporation: 2.2 (Annual Meeting) and 2.3 (Special Meeting).

7.     Paragraph eight of Article SEVENTH of the Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

Any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of Voting Stock, voting together as a single class.

8.    Article NINTH of the Restated Certificate of Incorporation of the Corporation is hereby deleted in its entirety and replaced with “NINTH: [Intentionally Omitted”].

9.    Article TENTH of the Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

       The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and all rights conferred upon the stockholders herein are granted subject to this right.

***

IN WITNESS WHEREOF, Juniper Networks, Inc. has caused this Certificate of Amendment to the Restated Certificate of Incorporation to be executed by the undersigned duly authorized officer this 25th day of May, 2017.

JUNIPER NETWORKS, INC.

By:	/s/ Rami Rahim
Rami Rahim
Chief Executive Officer